Exhibit 8
Vorys, Sater, Seymour and Pease llp
52 East Gay Street • Post Office Box 1008 • Columbus, Ohio 43216-1008 • Telephone (614) 464-6400 • Facsimile (614) 464-6350

Arthur I. Vorys	In Washington	In Cleveland	In Cincinnati	In Alexandria	In Akron
1856-1933	1828 L Street, NW	2100 One Cleveland Center	221 East Fourth Street	277 South Washington Street	106 South Main Street
Lowry F.Sater	Suite 1111	1375 East Ninth Street	Atrium II • Suite 2000	Suite 310	Suite 1100
1867-1935	Washington, DC 20036-5109	Cleveland, Ohio 44114-1724	Post Office Box 0236	Alexandria, Virginia 22314-3646	Akron, Ohio 44308-1417
Augustus T. Seymour			Cincinnati, Ohio 45201-0236
1873-1926
Edward L. Pease	Telephone (202) 467-8800	Telephone (216) 479-6100	Telephone (513) 723-4000	Telephone (703) 837-6999	Telephone (330) 208-1000
1873-1924	Facsimile (202) 467-8900	Facsimile (216) 479-6060	Facsimile (513) 723-4056	Facsimile (703) 549-4492	Facsimile (330) 208-1001
October 12, 2007
United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
Ladies and Gentlemen:
          You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of PVF Capital Corp., an Ohio corporation (“PVFC”), with and into United Community Financial Corp., an Ohio corporation (“UCFC”), pursuant to the Agreement and Plan of Merger dated as of July 24, 2007, by and among UCFC, PVFC, The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings bank, and Park View Federal Savings Bank, a federal savings bank (collectively, the “Parties”), as amended by the Amendment to Agreement and Plan of Merger, dated as of September 25, 2007, by and among the Parties (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.
          In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of PVFC, executed by a duly authorized officer of PVFC and dated as of the date hereof, and (b) the Certificate of Representations of UCFC, executed by a duly authorized officer of UCFC and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of UCFC on Form S-4, and the joint proxy statement of UCFC and PVFC and the prospectus of UCFC included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or

Vorys, Sater, Seymour and Pease llp
October 12, 2007

investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither PVFC nor UCFC will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. We also assume that, in the event that the value of the Aggregate Share Consideration (as defined below) is less than 40% of the sum of the value of the Aggregate Cash Consideration (as defined below) and the value of the Aggregate Share Consideration, then either (i) UCFC will elect to increase the Exchange Ratio (as defined below) as provided in Section 2.03(e) of the Agreement, or (ii) PVFC will elect to terminate the Agreement and abandon the Merger pursuant to Section 10.01(d) of the Agreement. Finally, we assume that any holder of PVFC Dissenting Shares will receive an amount per share that will not exceed $18.50 (i.e., the Per Share Cash Consideration (as defined below)).
          Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.
DESCRIPTION OF THE MERGER
          The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of a certificate of merger with the Ohio Secretary of State, or (ii) such time thereafter as is agreed to in writing by UCFC and PVFC and provided in the certificate of merger filed with the Ohio Secretary of State (the “Effective Time”). It is our understanding that the Effective Time will be on the date of the closing of the Merger pursuant to the Agreement (the “Closing Date”). As a result of the Merger, UCFC will be the surviving corporation, and the separate corporate existence of PVFC will cease.
          As of July 24, 2007, the authorized capital stock of PVFC consisted solely of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which was outstanding, and (ii) 15,000,000 shares of common stock, $0.01 par value per share (the “PVFC Shares”), of which 7,731,811 shares were issued and outstanding, and 472,725 shares were held in treasury.

Vorys, Sater, Seymour and Pease llp
October 12, 2007

As of July 24, 2007, the authorized capital stock of UCFC consisted solely of (i) 1,000,000 shares of preferred stock, without par value, none of which was outstanding, and (ii) 499,000,000 shares of common stock, without par value (the “UCFC Shares”), of which 30,212,969 shares were issued and outstanding, and 7,591,488 shares were held in treasury.
          At the Effective Time, and automatically by virtue of the Merger and without any action on the part of PVFC or the holders of record of PVFC Shares, each PVFC Share issued and outstanding immediately prior to the Effective Time (other than PVFC Shares owned by PVFC as treasury shares and PVFC Dissenting Shares) shall be converted into the right to receive, at the election of the holder, either: (i) 1.852 (the “Exchange Ratio”) UCFC Shares (the “Per Share Stock Consideration”), (ii) cash in the amount of $18.50 (the “Per Share Cash Consideration”), or (iii) cash in the amount of $9.25 and one-half of the Per Share Stock Consideration; provided that any treasury shares held by PVFC and any PVFC Shares owned by UCFC for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange. The Agreement sets forth procedures for the adjustment of the mix of UCFC Shares and cash elected to be received by the holders of PVFC Shares (the “Adjustment”) so that, subject to adjustment for cash paid in lieu of fractional shares and the other provisions of the Agreement described below, one-half of the number of PVFC Shares outstanding at the Effective Time (the “Outstanding PVFC Shares”) will be converted into the right to receive the Per Share Cash Consideration, and one-half of the Outstanding PVFC Shares will be converted into the right to receive the Per Share Stock Consideration.
          The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of the Agreement but prior to the Effective Time, pursuant to which the outstanding UCFC Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in UCFC’s capitalization.
          If (i) the average of the closing prices per share of the UCFC Shares as reported on Nasdaq for the twenty (20) consecutive trading days ending seven calendar days before the Closing Date (the “Average Closing Price”) is less than $7.99, and (ii)(A) the number obtained by dividing the Average Closing Price by $9.99 is less than (B) the number obtained by dividing the closing value of the SNL Bank and Thrift Index (the “Index Price”) on the date which is seven calendar days prior to the Closing Date by the Index Price on the last full trading day prior to the announcement by press release of the Merger or, if such announcement occurs after the close of trading on any trading day, such trading day and subtracting 0.20 from such quotient, then PVFC may elect (in its sole discretion) to terminate the Agreement at any time during the five-day period ending two calendar days before the Closing Date; provided, however, that in the event that PVFC notifies UCFC of its intent to terminate the Agreement, then UCFC may elect (in its sole discretion), for a period of five (5) days following receipt of such notice, to increase the Exchange Ratio so that the Per Share Consideration is $14.80, in which case the Agreement will not terminate as a result of the PVFC election described above.

Vorys, Sater, Seymour and Pease llp
October 12, 2007

          In addition, if necessary to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the UCFC Shares to be issued in connection with the Merger (excluding (i) the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b), and (ii) the value of all UCFC Shares to be issued in exchange for PVFC Shares acquired through the exercise of options to acquire PVFC Shares (“PVFC Stock Options”) on or after the date which is three days prior to the Closing Date) based upon the closing price of the UCFC Shares as reported on The Nasdaq Stock Market on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than forty percent (40%) of the sum of the Aggregate Cash Consideration (defined below) and the Aggregate Share Consideration, then UCFC may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the UCFC Shares to be issued in connection with the Merger is equal to forty percent (40%) of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration. “Aggregate Cash Consideration” means the sum of (i) the aggregate cash consideration to be paid in exchange for Cash Election Shares (defined below) and Reallocated Cash Shares (defined below); (ii) the aggregate cash consideration to be paid in lieu of fractional UCFC Shares; and (iii) the aggregate cash consideration to be paid to holders of PVFC Dissenting Shares. PVFC shall have the option to terminate the Agreement and abandon the Merger if UCFC does not elect to increase the Exchange Ratio pursuant to this provision. “Cash Election Shares” means any PVFC Shares, or portion thereof, as to which the holder has elected to receive cash. “Reallocated Cash Shares” means the number of non-Cash Election Shares converted into the right to receive the Per Share Cash Consideration pursuant to the Adjustment, if any.
          Each PVFC Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be terminated immediately prior to the Effective Time and each holder thereof shall be entitled to receive, in lieu of each PVFC Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $18.50 over the exercise price of such PVFC Stock Option.
          No certificates or scrip representing fractional UCFC Shares will be issued in the Merger. In lieu thereof, each holder of PVFC Shares who otherwise would be entitled to receive a fractional UCFC Share will receive an amount of cash equal to the product obtained by multiplying (i) the fractional UCFC Share interest to which such holder (after taking into account all PVFC Shares held at the Effective Time by such holder) would otherwise be entitled, by (ii) $18.50.
OPINION
          Based upon the foregoing, we are of the opinion that, under current law:
     1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. PVFC and UCFC each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Vorys, Sater, Seymour and Pease llp
October 12, 2007

     2. No gain or loss will be recognized by PVFC or UCFC as a result of the Merger.
     3. The tax basis of the assets of PVFC in the hands of UCFC will be the same as the tax basis of such assets in the hands of PVFC immediately prior to the Merger.
     4. The holding period of the assets of PVFC to be received by UCFC will include the period during which such assets were held by PVFC.
     5. A holder of PVFC Shares receiving solely UCFC Shares in exchange therefor (not including any cash received in lieu of fractional UCFC Shares) will recognize no gain or loss upon the receipt of such UCFC Shares.
     6. A holder of PVFC Shares receiving solely cash in exchange therefor (as a result of exercising dissenters’ rights or the making of an election to receive only cash in exchange for a holder’s PVFC Shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such holder’s PVFC Shares, subject to the provisions and limitations of Section 302 of the Code.
     7. A holder of PVFC Shares receiving both cash and UCFC Shares in exchange therefor (not including any cash received in lieu of fractional UCFC Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional UCFC Shares). For purposes of determining the character of this gain, such holder will be treated as having received only UCFC Shares in exchange for such holder’s PVFC Shares and as having redeemed immediately a portion of such UCFC Shares for the cash received (excluding cash received in lieu of fractional UCFC Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of PVFC), the gain will be capital gain if the PVFC Shares are held as a capital asset at the time of the Merger.
     8. A holder of PVFC Shares receiving cash in lieu of fractional UCFC Shares will recognize gain or loss as if such fractional UCFC Shares were distributed as part of the Merger and then redeemed by UCFC, subject to the provisions and limitations of Section 302 of the Code.
     9. The aggregate tax basis of UCFC Shares received by a holder of PVFC Shares in the Merger (including fractional UCFC Shares, if any, deemed to be issued and redeemed by UCFC) generally will be equal to the aggregate tax basis of the PVFC Shares surrendered in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional UCFC Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional UCFC Shares).

Vorys, Sater, Seymour and Pease llp
October 12, 2007

     10. The holding period of the UCFC Shares received by a holder of PVFC Shares will include the period during which the PVFC Shares surrendered in exchange therefor were held, provided the PVFC Shares are a capital asset in the hands of the holder at the time of the Merger.
*   *   *
          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of PVFC Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose PVFC Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive UCFC Shares other than in exchange for PVFC Shares, (x) persons who hold PVFC Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold PVFC Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.
          The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Description of the Merger – Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Respectfully,
/s/ Vorys, Sater, Seymour and Pease LLP